Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE 1933 ACT OR SUCH LAWS.

POWERWAVE TECHNOLOGIES, INC.

FORM OF WARRANT TO PURCHASE COMMON STOCK

Warrant No.: [        ]

Date of Issuance: [            ], 20[    ] (“Date of Issuance”)

THIS CERTIFIES THAT, for value received, P-WAVE HOLDINGS, LLC (including any successors or assignees, “Holder”), is entitled to subscribe for and purchase at the Exercise Price (as defined below) from Powerwave Technologies Inc., a Delaware corporation (the “Company”), up to [            ] shares of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”), subject to adjustment as provided herein.

This Warrant to Purchase Common Stock (this “Warrant”) is issued pursuant to the terms of the Credit Agreement, dated as of September [    ], 2012, by and among the Company, as borrower, and the lenders signatory thereto and P-WAVE HOLDINGS, LLC, as Agent (the “Credit Agreement”). Unless otherwise indicated, capitalized terms used in this Warrant shall have the respective meanings ascribed to such terms in the Credit Agreement.

1. Definitions. As used herein, the following terms shall have the following respective meanings:

“Board” shall mean the Board of Directors of the Company.

“Convertible Securities” or “Convertible Security” means, collectively and individually, stock or securities directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Current Market Price Per Common Share” as of any date means the average of the Daily Prices per share of Common Stock for the seven (7) consecutive Trading Days immediately prior to such date.

“Exercise Period” shall mean the period commencing on the Date of Issuance and ending on September [    ], 2022.

“Exercise Price” shall mean Fifty Cents ($0.50) per share, subject to adjustment pursuant to Section 5 below.

“Exercise Shares” shall mean the shares of the Company’s Common Stock issued or issuable upon exercise of this Warrant, subject to adjustment pursuant to Section 5 below.

“Fair Market Value” of Common Stock or any other security or property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules: (i) for securities traded or quoted on a Trading Market, the Fair Market Value will be the average of the closing prices of such security on such Trading Market over a seven (7) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; (ii) for any securities that are not so traded or quoted, the Fair Market Value shall be determined by the Board; or (iii) for any other property, the Fair Market Value shall be determined by the Board in good faith assuming a willing buyer and a willing seller in an arms’-length transaction.

“Fundamental Change” means any of the following: (i) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) as a result of which the shares of capital stock of the Company entitled to vote generally in the election of directors immediately prior to such transaction (or series of related transactions) are converted into and/or thereafter represent, in the aggregate, less than 50% of the total voting power of all shares of capital stock that are entitled to vote generally in the election of directors of the entity surviving or resulting from such transaction (or ultimate parent thereof), (ii) any person or group, together with any Affiliates thereof, has, directly or indirectly, become the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the Company that are entitled to vote generally in the election of directors (excluding the (a) upon the conversion or exchange of securities outstanding as of the Issuance Date and (b) shares of capital stock issued by the Company in connection with a bona fide equity financing transaction (or series of related transactions)), (iii) the sale, transfer or disposition, including but not limited to any spin-off or in-kind distribution of all or substantially all of the assets, business or securities of the Company (on a consolidated basis) to any person or group (other than the Company or one or more of its wholly-owned subsidiaries), (iv) the dissolution, liquidation or winding up of the Company or (v) the Company effects any reorganization, recapitalization or reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (excluding dividend issuances, stock splits, stock combination or similar transactions subject to Section 5.1(b).

“Trading Day” shall mean (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is quoted on another established automated over-the-counter trading market in the United States of America (including the OTC Market or the OTC Bulletin Board); provided, that in the event the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, The NYSE MKT, or The New York Stock Exchange, Inc.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Trading Market during the period beginning at 9:30:01 a.m., New York time (or such other time as such Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such Trading Market publicly announces is the official close of trading), as reported by Bloomberg L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such Trading Market publicly announces is the official close of trading), as reported by Bloomberg L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for a security on a particular date on any of the foregoing bases, the VWAP of such security on such date shall be the Fair Market Value as mutually determined by the Company and Holder.

2. Exercise of Warrant.

2.1 Method of Exercise. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth in Section 11 hereof (or at such other address as it may designate by notice in writing to Holder):

(a) An executed Notice of Exercise in the form attached hereto; and

(b) Payment of the Exercise Price either (i) in cash or wire transfer of immediately available funds or by cashier’s check drawn down on a United States bank made payable to the order of the Company, or (ii) pursuant to a Cashless Exercise, as described in Section 2.2.

2.2 Cashless Exercise. Notwithstanding any provisions herein to the contrary, if, at any time during the Exercise Period, the Current Market Price (as defined below) of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, Holder may exercise this Warrant in whole or in part by a cashless exercise by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and the Company shall issue to Holder a number of shares of Common Stock computed using the following formula:

	X =	Y (B-A)
B

Where:	X =	the number of shares of Common Stock to be issued to Holder.

	Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

	A =	the Exercise Price.

	B =	the average of the closing prices for the Common Stock for the seven (7) Trading Days immediately prior to (but not including) the date of exercise (the “Current Market Price”).

For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the Exercise Shares issued in a cashless exercise transaction shall be deemed to have been acquired by Holder, and the holding period for the Exercise Shares shall be deemed to have commenced, on the original Date of Issuance.

2.3 Partial Exercise; Fractional Shares. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver in accordance with Section 9, a new Warrant evidencing the rights of Holder or such other person as shall be designated in the Notice of Exercise, to purchase the balance of the Exercise Shares purchasable hereunder. In no event shall this Warrant be exercised for a fractional Exercise Share, and the Company shall not distribute a Warrant exercisable for a fractional Exercise Share. Fractional shares shall be treated as provided in Section 6 hereof.

2.4 Payment of Expenses and Taxes. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon Holder.

2.5 Delivery of Shares. Exercise Shares acquired hereunder shall be delivered to Holder within three (3) Trading Days after any date on which this Warrant shall have been validly exercised in full or in part. The person in whose name any Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was validly exercised, irrespective of the date of issuance of the shares of Common Stock, except that, if the date of such valid exercise is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3. Representations, Warranties and Covenants of the Company.

3.1 Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance of any Exercise Shares to Holder hereunder in accordance with the terms of this Warrant, have been duly authorized by all necessary corporate action on the part of the Company. This Warrant: (a) does not violate the Company’s certificate of incorporation or bylaws (each as amended and in effect); (b) does not contravene any law or governmental rule, regulation or order applicable to the Company; and (c) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Warrant constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

3.2 Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for filings under applicable federal and state securities law, which filings will be effective by the time required thereby.

3.3 Covenants as to Exercise Shares. The Company covenants and agrees that it will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant. All Exercise Shares will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.4 No Impairment. Except and to the extent as waived or consented to by Holder, the Company will not, by amendment of its certificate of incorporation or bylaws (as such may be amended from time to time), or through any means, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of Holder against impairment.

3.5 Automatic Exercise. Notwithstanding anything herein to the contrary, to the extent this Warrant remains exercisable as of such date, this Warrant shall be deemed to be fully exercised pursuant to Section 2.2, without the need for any action by Holder or the Company, immediately prior to the end of the Exercise Period.

4. Beneficial Ownership. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by Holder to the extent (but only to the extent) that Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by Holder or any of its affiliates) and of which such securities shall be exercisable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this Section 4 shall have any effect on the applicability of the provisions of this Section 4 with respect to any subsequent determination of exercisability. For the purposes of this Section 4, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and the rules and regulations promulgated thereunder. This Section 4 shall only apply to the initial Holder and shall not apply to any successor Holder of this Warrant unless such successor Holder is an affiliate of the initial Holder. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant. By written notice to the Company, Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that any such increase will not be effective until the 61st day after such notice is delivered to the Company.

5. Certain Adjustments.

5.1 Certain Adjustments.

(a) Adjustments for Issuances of Additional Shares of Common Stock.

(i) Definitions. For purposes of this Section 5.1(a), the following definitions apply:

(1) “Additional Shares of Common Stock” means any shares of Common Stock issued (whether from the Company’s treasury or authorized and unissued shares of capital stock) or, as provided in Section 5.1(a)(ii) below, deemed to be issued by the Company after the Closing Date; provided, that, notwithstanding anything to the contrary contained herein, Additional Shares of Common Stock shall not include issuances of Common Stock (including any deemed issuance pursuant to Section 5.1(a) (ii)) which are (A) pursuant to employee benefit plans and compensation related arrangements approved by the board of directors of the Company (including any duly authorized committee or delegee thereof), (B) in connection with any acquisition of assets, merger, consolidation or other combination of the Company or a Subsidiary of the Company with another person, or (C) which are subject to Sections 5.1(b) and (c).

(2) “Measurement Date” means, with respect to a transaction, the public announcement of such transaction (or, if no such public announcement is made, the date of issuance).

(ii) Deemed Issuances of Additional Shares of Common Stock. The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Convertible Securities will be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Convertible Securities; provided, however, that:

(1) No adjustment in the Exercise Price will be made upon the subsequent issuance of shares of Common Stock upon the exercise, conversion or exchange of such Convertible Securities;

(2) To the extent that Additional Shares of Common Stock are not issued pursuant to any such Convertible Security upon the expiration or termination of an unissued, unexercised, unconverted or unexchanged Convertible Security, the Exercise Price will be readjusted to the Exercise Price that would have been in effect had such Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(3) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Convertible Security, excluding a change resulting from any transaction giving rise to an adjustment pursuant to Section 5.1(b), but including periodic or scheduled accretions or adjustments to a Convertible Security, interest and dividends paid in kind, repricings of the exercise or conversion price of such Convertible Securities or otherwise, the Exercise Price then in effect will be readjusted to the Exercise Price that would have been in effect if, on the date of issuance, such Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.

(iii) Determination of Consideration. The Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock will be computed as follows:

(1) Cash and Property. Aggregate consideration consisting of cash, cash equivalents and other property will: (x) insofar as it consists of cash or cash equivalents (including the satisfaction of the liquidated portion of liabilities), be computed at the aggregate amount of cash or cash equivalents received by the Company or paid (or deemed paid, including the satisfaction of liabilities) by or on behalf of the Company excluding amounts paid or payable for accrued interest or accrued dividends; (y) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof on the Measurement Date; and (3) insofar as it consists of both cash and other property, be the proportion of such consideration so received.

(2) Convertible Securities. The aggregate consideration per share received by the Company for Convertible Securities will be determined by dividing: (x) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the full and complete exercise, conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the full and complete exercise, conversion or exchange of such Convertible Securities.

(iv) Below Exercise Price Issuance. In the event the Company shall, at any time and from time to time while any of the Warrants are outstanding, issue or sell Additional Shares of Common Stock for a consideration per share, as determined by such consideration’s Fair Market Value in accordance with Section 5.1(a)(iii), less than the Exercise Price in effect immediately prior to such issuance (a “Below Exercise Price Issuance”), then, effective immediately upon the date of such Below Exercise Price Issuance, the Exercise Price in effect immediately after such Below Exercise Price Issuance shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to such Below Exercise Price Issuance by a fraction: (1) the numerator of which shall be the sum of (a) the number of shares of Common Stock outstanding immediately prior to such Below Exercise Price Issuance (on a fully diluted basis, including the aggregate number of shares of Common Stock issuable upon exercise of the all Convertible Securities, based on the treasury method) (such number of shares of Common Stock, the “Number of Fully Diluted Shares of Common Stock”); plus (b) (x) the Fair Market Value of the aggregate consideration received by the Company in respect of such Below Exercise Price Issuance, divided by (y) the Exercise Price in effect immediately prior to such Below Exercise Price Issuance, and (2) the denominator of which shall be the sum of (a) the Number of Fully Diluted Shares of Common Stock, plus (b) the number of such Additional Shares of Common Stock issued in such Below Exercise Price Issuance.

(v) NASDAQ Savings Clause. If any adjustment pursuant to Section 5.1(a)(iv) results in an adjustment to the number of Exercise Shares pursuant to Section 5.1(d) that would require the Company to issue shares of Common Stock in excess of the amount permitted to be issued without approval by the Company’s stockholders by the applicable listing standards of The NASDAQ Global Select Market or other Trading Market on which the Common Stock is then listed, the Company shall, at its option, either (i) obtain the approval of its stockholders with respect to such issuance in accordance with the applicable rules of such Trading Market or (ii) in lieu of delivering shares of Common Stock in excess of such limitations, pay cash on a pro rata basis to the holders of the Warrants being exercised in an amount per share of Common Stock equal to the VWAP of the Common Stock for the Trading Day immediately preceding the date of such conversion in respect of which such shares would otherwise be required to be delivered to the holders of the exercised Warrants and which are not permitted to be issued and so delivered by such listing standards.

(b) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment pursuant to clause (i), (ii) or (iii) of this paragraph shall become effective immediately upon the effective date of such dividend or distribution, subdivision or combination.

(c) Fundamental Change. If, at any time while any portion of this Warrant is outstanding there is a Fundamental Change, then Holder shall thereafter receive, upon exercise of this Warrant following the Fundamental Change, the same amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of the number of Exercise Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”) (in lieu of the Exercise Shares if the Exercise Shares would no longer be outstanding as a result of such Fundamental Change had they been outstanding immediately prior thereto). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Change, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. Any successor to the Company or surviving entity in such Fundamental Change shall issue to Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof and, upon such issuance, this warrant shall be automatically cancelled and shall cease to be of further force or effect. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c).

(d) Number of Exercise Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 5, the number of Exercise Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Exercise Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 5, the Company at its expense will within five (5) Business Days compute such adjustment in accordance with the terms of this Warrant and prepare a notice setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Exercise Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will deliver a copy of each such notice to Holder and to the Company’s transfer agent.

(g) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to Holder a notice describing the material terms and conditions of such transaction at least 10 calendar days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that Holder is given a reasonable opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

6. Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of an Exercise Share by such fraction.

7. No Stockholder Rights. This Warrant in and of itself shall not entitle Holder to any voting rights or other rights as a stockholder of the Company.

8. Successors and Assigns. This Warrant applies to, inures to the benefit of and binds the successors and assigns of the parties hereto.

9. Transfer; Reissuance of Warrant.

(a) Transfer of Warrant. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part by the Holder. Holder may transfer (without the need for an opinion of counsel) this Warrant and any Warrant Shares to its Affiliates. If this Warrant is to be transferred in whole or in part, Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of Holder a new Warrant (in accordance with this Section 9), registered as Holder may request, representing the right to purchase the number of Exercise Shares being transferred by Holder and, if less than the total number of Exercise Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 9(d)) to Holder representing the right to purchase the number of Exercise Shares not being transferred. Any attempted transfer of this Warrant in whole or in part not complying with this Section 9 shall be null and void and, in such case, the transferor Holder shall remain the Holder for purposes of this Warrant.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, the Company shall execute and deliver to Holder a new Warrant (in accordance with Section 9(d)) representing the right to purchase the Exercise Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 9(d)) representing in the aggregate the right to purchase the number of Exercise Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Exercise Shares as is designated by Holder at the time of such surrender; provided, however, no warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant or Warrants pursuant to the terms of this Warrant, each new Warrant (i) shall be issued by the Company within three (3) Trading Days of receiving instructions from Holder in accordance with this Warrant, (ii) shall be of like tenor with this Warrant, (iii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Exercise Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 9(a) or Section 9(c), the Exercise Shares designated by Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Exercise Shares then underlying this Warrant), (iv) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (v) except as provided in the foregoing clause (iii), shall have the same rights and conditions as this Warrant.

10. Modifications and Waiver. This Warrant and any provision hereof may be waived, modified or amended only by an instrument in writing signed by the Company and Holder.

11. Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if faxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid. All communications shall be sent to the Company and the initial Holder at the addresses set forth in the Credit Agreement and to any successor Holder at such address indicated in writing to the Company by such Holder. The Company and Holder may change the address to which notices and communications to it are to be addressed by notification as provided herein.

12. Acceptance. Receipt of this Warrant by Holder shall constitute acceptance of and agreement to all of the terms and conditions contained in this Warrant.

13. Governing Law.

(a) This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b) The Company and Holder each hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating solely to this Warrant or the transactions contemplated hereby, to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware, and appellate courts thereof; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 11 or at such other address of which the other party shall have been notified pursuant thereto; (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto; (v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law; (vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Warrant, to the extent permitted by law; and (vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Warrant.

14. Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

15. Severability. If any part or provision of this Warrant is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Warrant shall remain binding upon the parties hereto.

16. Entire Agreement. This Warrant and the other Loan Documents constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations, and statements with respect to the subject matter hereof, whether written or oral.

17. Indemnification. The Company shall indemnify, save and hold harmless Holder from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out of-pocket expenses incurred in connection with or arising from any default hereunder by the Company. This indemnification provision shall be in addition to the rights of such Holder to bring an action against the Company for breach of contract based on such default hereunder.

18. Limitation of Liability. No provision hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder to pay the Exercise Price for any Exercise Shares other than pursuant to an exercise of this Warrant or any liability as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

19. Remedies. In addition to being entitled to exercise its rights granted by law, including recovery of damages, Holder shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

20. Further Acts. Each of the parties hereto agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

POWERWAVE TECHNOLOGIES, INC.

By:
Name:
Title:

NOTICE OF EXERCISE

TO:	POWERWAVE TECHNOLOGIES, INC.

The undersigned (“Holder”) elects to acquire shares of Common Stock of Powerwave Technologies, Inc. (the “Company”), pursuant to the terms of the Warrant.

(1) The undersigned hereby elects to (check one box only):

☐  purchase              shares of the Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full for such shares.

☐  purchase the number of shares of Common Stock of the Company by cashless exercise pursuant to the terms of the Warrant as shall be issuable upon cashless exercise of the portion of the Warrant relating to             shares.

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned (or in such other name as is specified below) and, if applicable, issue a new Warrant in like tenor representing the right to purchase             shares of Common Stock under the attached Warrant not being purchased at this time under this Notice of Exercise, in each case as specified below by Holder:

HOLDER:
(Print name)

By:
Date: , 20		Name:
Title:

ASSIGNMENT FORM

(To assign the foregoing Warrant, subject to compliance with Section 9 thereof, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name of transferee:

(Print name)

Address:

HOLDER:
(Print name)

Date: ,20	By:
Name:
Title: